EX-28.h.2.k

DFA INVESTMENT DIMENSIONS GROUP INC.

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM NUMBER FOURTEEN

THIS ADDENDUM is made as of the 3rd day of November, 2003, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (“DFAIDG”), and PFPC INC., formerly known as “Provident Financial Processing Corporation,” (“PFPC”).

WITNESSETH:

WHEREAS, DFAIDG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, DFAIDG has retained PFPC to provide certain administration and accounting services pursuant to an Administration and Accounting Services Agreement dated June 19, 1989, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect;

WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

WHEREAS, DFAIDG desires that, in accordance with Schedule A, PFPC use pricing adjustment information for foreign equity securities provided by a third-party pricing vendor selected by DFAIDG (“Pricing Vendor”), and subject to the terms of this Amendment, PFPC is willing to receive and use such pricing adjustment information from the Pricing Vendor.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.	PFPC shall use commercially reasonable efforts to enter into an appropriate agreement with the Pricing Vendor, provided, however, that PFPC shall not be obligated to perform the services set forth in this Amendment unless such agreement is then currently in effect.

2.	Unless DFAIDG directs PFPC otherwise by Written Instructions, DFAIDG hereby authorizes and instructs PFPC to: (a) under the circumstances set forth on Schedule A, receive from the Pricing Vendor pricing adjustment information for foreign equity securities (“Fair Value Price Adjustments”) for each of DFAIDG’s portfolios that are invested in foreign equity securities; and (b) under the circumstances set forth on Schedule A, use such Fair Value Price Adjustments that it timely receives in all relevant calculations (e.g., NAV, total returns, yields, etc.).

3.	DFAIDG may, upon Written Instruction, add additional portfolios to which this Addendum Number 14 applies.

4.	As compensation for the services rendered by PFPC in accordance with this Amendment, DFAIDG, on behalf of each of the Funds, will pay to PFPC a fee or fees as may be agreed to in writing from time to time by DFAIDG and PFPC.

5.	DISCLAIMER: Many methodologies can be utilized to calculate fair value information, and there is significant professional disagreement as to which method is best. DFAIDG acknowledges that there may be errors or defects in the Pricing Vendor’s software, databases or methodologies that may cause the resultant Fair Value Price Adjustments to be inappropriate for use in certain fair value applications. DFAIDG understands and agrees that PFPC will not be able to employ its standard review process to the Fair Value Price Adjustments and that PFPC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Price Adjustments it receives, except as may be set forth in Schedule A, as it may be amended by mutual written consent of the parties from time to time.

6.	Except for PFPC’s duties that are set forth in Schedule A, DFAIDG hereby acknowledges that PFPC has no responsibility for verifying the accuracy and reasonableness of the Fair Value Price Adjustments, and DFAIDG hereby assumes all responsibility for verifying the appropriateness of the portfolios’ use of Fair Value Price Adjustments, regardless of any efforts of PFPC or the Pricing Vendor in this respect. DFAIDG hereby represents and warrants that the portfolios’ use of the Fair Value Price Adjustments is consistent with (a) the security valuation procedures and policies adopted by the Board of Directors/Trustees of DFAIDG and (b) the registration statement(s) of the portfolios. DFAIDG acknowledges that security-specific fair value determinations are not made by PFPC or the Pricing Vendor.

7.	Notwithstanding anything to the contrary in the Agreement, DFAIDG hereby agrees to indemnify, defend and hold PFPC harmless from all claims, suits, actions, damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and court costs, travel costs and other out-of-pocket costs) (collectively “Losses”) that arise directly or indirectly out of errors or defects in the Fair Value Price Adjustments or any use of the Fair Value Price Adjustments; provided, however, that DFAIDG shall not indemnify PFPC for Losses to the extent caused directly or indirectly by PFPC’s failure to perform its obligations set forth on Schedule A in accordance with the standard of care set forth in the Agreement.

8.	In all other respects, the Agreement shall remain unchanged and in full force and effect.

9.	This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their duly authorized officers designated below on the date and year first above written.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Catherine L. Newell
Name:	Catherine L. Newell
Title:	Vice President and Secretary

PFPC INC.

By:	/s/ Neal J. Andrews
Name:	Neal J. Andrews
Title:	Senior Vice President

SCHEDULE A

to

AMENDMENT NO. 14

FAIR VALUE PRICING OF FOREIGN SECURITIES

CONFIDENTIAL & PROPRIETARY

Fair Value Pricing of Foreign Securities

November 3, 2003

These procedures have been adopted pursuant to Article VII.B.5 of the Procedures for Valuing Portfolio Securities and Assets (as amended from time to time, the “Valuation Procedures”) of The DFA Investment Trust Company, DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc. and Dimensional Emerging Markets Value Fund Inc. (together, the “Fund Companies”). The Investment Committee may modify or amend these procedures at any time subject to ratification by the Boards of Directors/Trustees of the Fund Companies at its next regularly scheduled meeting; provided however, that any such modifications or amendments shall not bind PFPC Inc. (“PFPC”) unless and until PFPC has consented to such modifications or amendments in writing; provided further that PFPC shall not unreasonably withhold or delay its consent.

Step 1. PFPC Inc. (“PFPC”) will use the following triggers to determine whether or not to apply a fair value price to certain foreign equity securities held by series/portfolios of the Fund Companies that generally invest in foreign equity securities and any other series/portfolios of the Fund Companies to the extent they are holding any foreign equity securities (the “Foreign Equity Portfolios”).

A.	London Trigger: PFPC will calculate the percentage change in the S&P Futures Index from the close of the London Stock Exchange (normally 11:30 a.m. Eastern time) to the close of the NYSE (normally 4:00 p.m. Eastern time).

B.	Tokyo Trigger: PFPC will calculate the percentage change in S&P Futures Index from the close of the Tokyo Stock Exchange (normally 2:00 a.m. Eastern time) to the close of the NYSE (normally 4:00 p.m. Eastern time).

The S&P futures contract used for the calculation shall be identified in advance by the Investment Committee. Typically, PFPC will use the next most recent S&P futures contract that will expire until one week before such contract expires, at which point the next S&P futures contract will be used (i.e. “front-month” contract). Unless otherwise instructed by the Investment Committee, PFPC will use the following schedule through 2005:

S&P Futures Contract	Expiration Date	Date to Start Tracking the Next S&P Futures Contract
December 2003	December 18, 2003	December 11, 2003
March 2004	March 18, 2004	March 11, 2004
June 2004	June 17, 2004	June 10, 2004
September 2004	September 16, 2004	September 9, 2004
December 2004	December 16, 2004	December 9, 2004
March 2005	March 17, 2005	March 10, 2005
June 2005	June 16, 2005	June 9, 2005
September 2005	September 15, 2005	September 8, 2005
December 2005	December 15,2005	December 8, 2005

CONFIDENTIAL & PROPRIETARY

Unless otherwise instructed by the Investment Committee, after 2005, PFPC will in good faith select S&P futures contracts for such calculations.

Step 2. If either the London Trigger or the Tokyo Trigger is equal to or greater than +/- 0.50% (in absolute value without rounding), then PFPC will calculate and release a “Fair Value NAV” with respect to all Foreign Equity Portfolios. The Fair Value NAV will be calculated as follows:

Using appropriate factors provided by FT Interactive Data Corporation (“FT-IDC”), PFPC will calculate a “Calculated Fair Value Price” of each foreign equity security by multiplying each factor to the current day market price, as determined using market quotations pursuant to the Valuation Procedures for such security (the “Market Price”). The Calculated Fair Value Price of each foreign equity security shall be used to determine the Fair Value NAV of each Foreign Equity Portfolio.

Notwithstanding the foregoing, PFPC will not use the Calculated Fair Value Price of a particular security under the following circumstances:

A.	Other Fair Value Price Applies: f pursuant to the Valuation Procedures the Investment Committee has already made a fair value determination for a particular security or group of securities and timely notified PFPC thereof, then such fair value determination shall take precedence over the Calculated Fair Value Price of such securities.

B.	Factor Not Provided: If FT-IDC has not provided the applicable factor with respect to a particular foreign equity security to PFPC in a timely fashion (normally by 4:30 p.m. Eastern time but in no event later than 4:45 p.m. Eastern), PFPC will use the current day Market Price for that security.

C.	Investment Committee Action: If the Investment Committee (or its authorized designee) determines that, due to unusual circumstances, it is prudent to reject the Calculated Fair Value Price, it may instruct PFPC in a timely manner (in no event later than 4:45 p.m. Eastern time) not to use the Calculated Fair Value Price of a particular security or group of securities and instead use the current day Market Price or other fair value price determined under the Valuation Procedures for such securities.

Step 3. If a Fair Value NAV has been released with respect to any Foreign Equity Portfolio, a designee of the Investment Committee will review the reasonableness of the Fair Value NAV and prepare such reports to the Investment Committee and the Boards of Directors/Trustees of the Fund Companies as are requested and/or required.

Step 4. Storage and maintenance of records:

A.	If PFPC releases a Fair Value NAV: PFPC will store and maintain the following information in a reasonably accessible format in accordance with the terms of the Administration and Accounting Services Agreements between PFPC and each Fund Company:

(i)	the Fair Value NAV of the Foreign Equity Portfolios and the Calculated Fair Value Price of each security of the Foreign Equity Portfolios in its accounting system,

CONFIDENTIAL & PROPRIETARY

(ii)	a record of the S&P Futures data,

(iii)	a record of the factors files provided by FT-IDC, and

(iv)	a record of the rejected Market Price NAV of the Foreign Equity Portfolios and the Market Price of each security of such Foreign Equity Portfolios.

B.	If PFPC releases a Market Price NAV: PFPC will store and maintain the following information in a reasonably accessible format in accordance with the terms of the Administration and Accounting Services Agreements between PFPC and each Fund Company:

(i)	the Market Price NAV of the Foreign Equity Portfolios and the Market Price of each security of such Foreign Equity Portfolios in its accounting system, and

(ii)	a record of the S&P Futures data.

PFPC will store and maintain such other information as agreed to in writing by the Fund Companies and PFPC. PFPC will provide to the Fund Companies promptly upon request or on a regularly scheduled basis any information that PFPC stores in accordance with these procedures in the format in which PFPC maintains them or, in such other format as PFPC and the Fund Companies mutually agree.